EXHIBIT 11. EARNINGS PER SHARE CALCULATIONS

Basic net earnings per share are computed by dividing net earnings by the weighted average number of shares outstanding for the year. Diluted earnings per share is similar except that the weighted average number of shares outstanding is increased by shares issuable upon exercise of stock options and warrants for which the market price exceeds exercise price, less shares which could have been purchased by the Company with the related proceeds.


                                     THREE MONTHS ENDED              THREE MONTHS ENDED
                                      NOVEMBER 30, 2001              NOVEMBER 30, 2000
                                     BASIC       DILUTED             BASIC      DILUTED
                                  ----------------------         ----------------------
Net earnings                         $ 62,835   $ 62,835            $ 31,349   $ 31,349
                                  ----------------------         ----------------------

Average shares outstanding            813,565    813,565             809,233    809,233

  Effect of dilutive securities:
              Options and Warrants          0     38,444                   0    102,454
                                  ----------------------         ----------------------

Equivalent shares                     813,565    852,009             809,233    911,687
                                  ----------------------         ----------------------

Earnings per share                   $   0.08   $   0.07            $   0.04   $   0.03
                                  ======================         ======================



                                     SIX MONTHS ENDED                 SIX MONTHS ENDED
                                     NOVEMBER 30, 2001               NOVEMBER 30, 2000
                                    BASIC       DILUTED              BASIC     DILUTED
                                  ----------------------         ----------------------
Net earnings                         $ 41,035   $ 41,035            $ 64,642   $ 64,642
                                  ----------------------         ----------------------

Average shares outstanding            813,565    813,565             809,450    809,450

  Effect of dilutive securities:
              Options and Warrants          0     41,558                   0     93,253
                                  ----------------------         ----------------------

Equivalent shares                     813,565    855,123             809,450    902,703
                                  ----------------------         ----------------------

Earnings per share                   $   0.05   $   0.05            $   0.08   $   0.07
                                  ======================         ======================